SCHEDULE 14A INFORMATION

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Terra Industries Inc.

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Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340

March 22, 2005

To Our Shareholders:

We are pleased to invite you to attend the annual meeting of shareholders of Terra Industries Inc. to be held at 9:00 a.m. on Tuesday, May 3, 2005, at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022.

The accompanying notice of meeting and proxy statement describe the matters to be considered and voted upon at the annual meeting. We will also report on Terra and its business, and you will have an opportunity to discuss matters of interest concerning Terra.

We hope all shareholders will be able to attend this meeting. Please check the appropriate box on your proxy card if you plan to attend.

It is important that you be represented whether or not you plan to attend the annual meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

On behalf of the board of directors and management, thank you for your support during 2004. We look forward to seeing you at the meeting.

Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340

Notice of 2005 Annual Meeting of Shareholders

To the Shareholders:

The annual meeting of the shareholders of Terra Industries Inc. (“Terra”) will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York, on Tuesday, May 3, 2005 at 9:00 a.m., for the following purposes to:

a.	elect two Class I directors to serve until the 2008 annual meeting of shareholders, and until their successors are elected and qualified;

b.	consider and act upon a proposal to ratify the audit committee’s selection of the firm of Deloitte & Touche LLP as Terra’s independent accountants for 2005;

c.	consider and act upon a proposal to authorize the issuance of common shares upon redemption of preferred shares issued in connection with the acquisition of Mississippi Chemical Corporation;

d.	consider and act upon a proposal to authorize the issuance of common shares upon exercise of warrants issued in connection with the acquisition of Mississippi Chemical Corporation; and

e.	transact such other business as may properly come before the annual meeting.

Only shareholders of record of Terra’s common shares at the close of business on March 1, 2005 are entitled to notice of, and to vote at, the annual meeting.

/s/ Mark A. Kalafut
Mark A. Kalafut Vice President, General Counsel and Corporate Secretary

March 22, 2005

Proxy Statement

GENERAL

The annual meeting of the shareholders of Terra Industries Inc. will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Tuesday, May 3, 2005, at 9:00 a.m.

The mailing address of Terra’s principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This proxy statement and the accompanying proxy are first being sent or given to shareholders on or about March 22, 2005.

The accompanying proxy is solicited by Terra’s board of directors. The shareholder may revoke it at any time before it is voted at the annual meeting by giving written notice to the corporate secretary. This proxy, if properly executed, duly returned and not revoked, will be voted for the election of directors, except to the extent the shareholder withholds voting authority. Such proxy will also be voted on the other matters described in this proxy statement, in accordance with the instructions in the proxy. The board of directors is not aware at this date of any matter proposed to be presented at the annual meeting other than the election of directors, the ratification of the audit committee’s selection of independent accountants and the proposal to authorize the issuance of common shares related to the acquisition of Mississippi Chemical Corporation. The persons named in the accompanying proxy will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment. A shareholder’s presence at the annual meeting does not of itself revoke the proxy.

SECURITIES ENTITLED TO VOTE

The only securities eligible to be voted at the annual meeting are Terra common shares. Only holders of common shares at the close of business on the record date, March 1, 2005, are entitled to vote. Each common share represents one vote, and all shares vote together as a single class. There were 92,984,216 common shares issued and outstanding on March 1, 2005.

VOTE REQUIRED

Shareholders are entitled to cast one vote for each director nominated to the board of directors for each common share held on the record date. Cumulative voting is not permitted. Shareholders are also entitled to one vote per common share on each other matter voted upon at the annual meeting. To be elected, a director-nominee must receive more than half the votes present at the meeting for purposes of a quorum in person or by proxy and actually cast in the election of directors. Common shares of shareholders abstaining from voting, but otherwise present at the meeting in person or by proxy, will be included with broker non-votes and voted shares in determining the number of shares present at the meeting. Such abstaining shares and broker non-votes, however, will not be counted as a vote for or against any director-nominee.

The proposal to ratify the audit committee’s selection of independent accountants must receive a majority of votes present at the meeting for purposes of a quorum in person or by proxy and actually cast to be ratified. Common shares of shareholders abstaining from voting, but otherwise present at the meeting in person or by proxy, will be included with broker non-votes and voted shares in determining the number of shares present at the meeting. Such abstaining shares and broker non-votes, however, will not be counted as a vote for or against the selection of independent accountants.

The proposals to issue common shares related to the acquisition of Mississippi Chemical Corporation must receive the affirmative vote of a majority of our outstanding common shares entitled to vote on the proposals and present in person or by proxy at the annual meeting to be authorized. Abstentions with respect to these proposals are treated as shares present or represented. Accordingly, an abstention will have the effect of a negative vote.

Proposal 1: Election of Directors

ELECTION OF DIRECTORS

As set out in “Corporate Governance – Adoption of Governance Measures” below, the board of directors adopted a classified board in accordance with Maryland law earlier this year. Following the adoption of the classified board, the directors were divided into three classes and assigned the terms of office required by Maryland law. The term of office of the two directors assigned to Class I expires at this meeting, and such two directors are nominated for election at this annual meeting to serve for three year terms until the annual meeting in 2008 and until their successors are elected and qualify. As provided by Maryland law, the terms of office of the two directors assigned to Class II continue until the annual meeting in 2006, and the terms of office of the two directors assigned to Class III continue until the annual meeting in 2007, and in each case until their successors are elected and qualify. Henceforth, each Class of directors will be elected to serve for three year terms. The directors in each Class are set forth below. The affirmative vote of more than half the votes present at the annual meeting eligible to be cast for a director-nominee and actually cast in the election of directors is required for election to the board. Unless otherwise indicated, proxies in the accompanying form will be voted for the nominees named below or for any successor nominee designated by the board. Such a successor nominee would be designated only in the unlikely event that a nominee named below becomes unable or unwilling to serve as a director before the election. All of the nominees named below are incumbent directors. Set forth below opposite the name and age of each nominee for Class I director, and for the Class II and Class III directors whose terms are continuing, are his or her present positions and offices with Terra, his or her principal occupations during the past five years, and the year in which he or she was first elected a director.

Several directors are also on the boards of directors of other companies subject to the reporting requirements of the U.S. federal securities laws. Mr. Bennett is a director of Alliant Energy and Terra Nitrogen Corporation, the General Partner of Terra Nitrogen Company, L.P.; Mr. Fraser is a director of Forest Oil Corporation and Smith International, Inc.; Ms. Hesse is a director of Pinnacle West Capital Corporation, Arizona Public Service, Enbridge Energy Partners, L.P. and Enbridge Energy Management, L.L.C.; Mr. Slack is a director of Engelhard Corporation and Mr. Janson is a director of Tembec Industries Inc.

NOMINEES FOR ELECTION AS CLASS I DIRECTOR

TERMS EXPIRING AT ANNUAL MEETING IN 2008

Name and Age	Present Positions and Offices with Terra and Principal Occupation During the Past Five Years	Year First Elected Director
Peter S. Janson (57)	Currently Vice-Chairman of the Royal Ontario Museum; Retired from AMEC Inc. (an engineering and environmental services firm) since 2002; Chairman & Chief Executive Officer of AMEC Inc. and director of AMEC plc from 2000 to 2002; President and Chief Executive Officer of Agra Inc (an engineering and environmental services firm which was sold to AMEC in 2000) from 1999 to 2000.	2005*

Michael L. Bennett (51)	President and Chief Executive Officer of Terra since April 2001; Executive Vice President and Chief Operating Officer from February 1997 to April 2001.	2001

CLASS II DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING AT ANNUAL MEETING IN 2006

Name and Age	Present Positions and Offices with Terra and Principal Occupation During the Past Five Years	Year First Elected Director
Martha O. Hesse (62)	President and Chief Executive Officer of Hesse Gas Company (an energy investment company) from 1990 to 2003.	2001

Henry R. Slack (55)	Chairman of the Terra Board of Directors since April 2001; Chairman of Task (USA) Inc. (a private investment firm) from September 1999 to June 2002.	1983

CLASS III DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING AT ANNUAL MEETING IN 2007

Name and Age	Present Positions and Offices with Terra and Principal Occupation During the Past Five Years	Year First Elected Director
David E. Fisher (62)	Private Investor.	1993

Dod A. Fraser (54)	President of Sackett Partners Incorporated, a consulting company for not-for-profit entities, since 2000; Managing Director and Group Executive of Chase Securities Inc., a subsidiary of The Chase Manhattan Bank, from 1995 to 2000 and prior to that, General Partner of Lazard Frères & Co.	2003

Mr. Philip M. Baum and Mr. Ben L. Keisler both served as directors during our fiscal year ended December 31, 2004, but resigned from the board on February 16, 2005. Mr. Baum is the Chief Executive Officer of the Ferrous Metals and Industries Division of Anglo American plc and Mr. Keisler is Executive Vice President and General Counsel of Anglo American plc, which sold its interest in Terra in 2004. Neither person resigned because of a disagreement with Terra. Following their resignations, the size of the board of directors was reduced to six and Mr. Janson was elected to fill the vacancy.

*	Elected by the board of directors to fill vacancy created by resignation of Mr. Baum.

The board of directors recommends that you vote FOR the election of each of the above-named director-nominees for Class I director.

Corporate Governance

GENERAL

Terra strives to uphold the highest standards of ethical conduct, to follow corporate governance best practices, to report accurately and transparently, and to fully comply with the laws, rules and regulations that govern Terra’s business.

Our board of directors currently consists of six members. In accordance with our Corporate Governance Guidelines, Terra’s board has affirmatively determined that David E. Fisher, Dod A. Fraser, Martha O. Hesse, Peter S. Janson and Henry R. Slack each meet the criteria for independence required by the New York Stock Exchange (“NYSE”) listing standards. The board’s independence determination was based on information provided by our directors and discussions among our officers and directors. The nominating and corporate governance committee reviews and designates director-nominees in accordance with the policies and principles of its charter and the Corporate Governance Guidelines.

Terra has structured its board of directors to provide separate positions for a non-executive chairman of the board and a chief executive officer. The board plans to maintain these responsibilities as separate positions.

The Guidelines provide that non-management directors meet at regularly scheduled executive sessions without management and that independent directors meet in executive session at least annually. The chairman of the board presides at all executive sessions of the board.

The board currently has three committees—audit, compensation, and nominating and corporate governance. A description of each committee and its function appears in the “Board of Directors and Committees” section of this proxy statement under the heading “Board Committees.” The audit, compensation, and nominating and corporate governance committees are each composed solely of independent directors as required by the NYSE listing standards. In addition, the members of the audit committee meet the criteria for independence required by the Sarbanes-Oxley Act of 2002. Each committee has its own charter setting forth the qualifications for membership and the committee’s purposes, goals and responsibilities. Each of these committees has the power to hire independent legal, financial or other advisors it deems necessary, without consulting or obtaining the advance approval of any Terra officer.

The board has also adopted a Code of Ethics and Standards of Business Conduct, which outlines the principles, policies and laws that govern Terra’s activities and which serve as a tool for professional conduct in the workplace. The Code of Ethics and Standards of Business Conduct applies to Terra’s principal executive officer and principal financial officer and also includes all other officers, directors and employees.

Current versions of Terra’s Corporate Governance Guidelines, Code of Ethics and Standards of Business Conduct and committee charters, as well as any subsequent versions of those documents can be found in the “Investor Information” section of Terra’s website at www.terraindustries.com, and are available in print to any shareholder upon request.

ADOPTION OF GOVERNANCE MEASURES

On February 18, 2005, Terra filed Articles Supplementary with the State of Maryland providing that Terra had elected by resolution of the board of directors to become subject to Sections 3-803, 3-804 and 3-805 of the Maryland General Corporation Law (the “governance measures”). The governance measures provide:

(1)	for a classified board of directors;

(2)	that a director may be removed only by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors;

(3)	that, in the event of a vacancy on the board of directors for any reason, such vacancy will be filled by the board of directors and the substitute director will serve for the remainder of the term of the replaced director;

(4)	that the number of directors may only be fixed by the board of directors; and

(5)	that Terra’s corporate secretary may call a special meeting of shareholders only on the written request of the shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Following the adoption of the governance measures, the board of directors was divided into three classes serving staggered three year terms and assigned the terms of office required by Maryland law. Membership of each class is set out in “Proposal 1: Election of Directors” above.

Terra’s board of directors believes that the adoption of the governance measures is advantageous to Terra because it will help protect shareholders from unsolicited, potentially coercive or abusive takeover tactics and efforts to acquire control of Terra at a price or on terms that are not in the best interests of all shareholders. In accordance with Maryland law, when there is a classified board shareholders may remove directors only for cause unless the articles of incorporation otherwise provide. Terra’s charter does not contain a provision regarding the removal of directors, although the by-laws previously permitted removal without cause. The effect of the adoption of the governance measures was that shareholders no longer have the ability to remove a director without cause prior to the expiration of his or her current term.

The adoption of the governance measures is not the result of or in response to any specific effort to acquire control of Terra. Neither the board of directors nor management has any knowledge of any effort to accumulate Terra’s securities or to obtain control of Terra by means of a merger, tender offer, solicitation in opposition to management or otherwise.

The Articles Supplementary which implement the resolution of the board of directors electing to be subject to Sections 8-303, 8-304 and 8-305 and the full text of those provisions are included as Appendix A and Appendix B, respectively.

You are not being asked to vote on the governance measures. Under Maryland law, no shareholder approval of the governance measures is required.

COMMUNICATION

Persons who wish to communicate any message or voice a complaint to either the board or any committee may do so by contacting Henry R. Slack, Chairman of the Board; Terra Industries Inc.; 600 Fourth Street; Sioux City, Iowa 51101.

Board of Directors and Committees

BOARD COMMITTEES

Audit Committee. The audit committee met nine times in 2004 and is currently composed of Mr. Fisher (Chairman), Ms. Hesse and Mr. Janson. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards and the Sarbanes-Oxley Act of 2002. In accordance with Terra’s audit committee charter, all members of the committee are financially literate and the board of directors has determined that Mr. Fisher meets the requirements to be named “audit committee financial expert” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee charter, which was amended on December 2, 2003, was reviewed at the February 15, 2005 meeting and is available on Terra’s website as set out in the Corporate Governance Section above.

The audit committee reviews Terra’s procedures for reporting financial information to the public. The audit committee also reviews Terra’s internal audits, reports and related recommendations. Its members are directly responsible for Terra’s independent auditor and have the sole authority to appoint or replace the independent auditor. The committee reviews the scope of the annual audit. The committee also reviews related reports and recommendations and preapproves any non-audit services provided by such firm. In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the board of directors and Terra’s financial management, internal auditors and independent auditor. See the “Audit Committee Report” below.

Compensation Committee. The compensation committee met twice in 2004 and is currently composed of Messrs. Fraser (Chairman), Fisher and Janson. Each of the members of the committee meets the “independence” requirements under the NYSE listing standards. The committee’s functions include recommending to the board of directors the appointment of Terra executive officers and establishing the compensation to be paid to such individuals. The committee also administers certain employee benefit plans, establishes and, in consultation with management, administers compensation guidelines and personnel policies. See the “Report on Executive Compensation” below. The compensation committee charter was adopted on December 2, 2003, was reviewed at the February 15, 2005 meeting, and is available on Terra’s website as set out in the Corporate Governance section above.

Executive Committee. The executive committee, which did not meet last year, was dissolved on February 16, 2005.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee was formed on November 14, 2003 and met twice in 2004. It is currently composed of Ms. Hesse (Chairman), Mr. Fraser and Mr. Slack each of whom meet the “independence” requirements under the NYSE listing standards. The committee’s functions include helping the board fulfill its responsibilities to shareholders by shaping the company’s corporate governance and enhancing the quality and independence of the board nominees. In addition, the committee identifies and reviews qualifications of potential Terra director candidates and makes recommendations to the board for nomination or election. Nominees for director are selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of Terra’s business environment, and willingness to devote adequate time and energy to board duties. The board considers directors of diverse backgrounds, in terms of both the individuals involved and their various experiences and areas of expertise. Each board member must ensure that future commitments (including commitments to serve on boards of other companies) do not materially interfere with the member’s service as a Terra director. The nominating and corporate governance committee charter was adopted on

December 2, 2003, was reviewed at the February 15, 2005 meeting, and is available on Terra’s website as set out in the Corporate Governance section above.

The nominating and corporate governance committee charter also provides that the committee will review candidates who have been recommended by shareholders but the committee has not established formal procedures to bring such nominees before them. Any such nominations to the nominating and corporate governance committee can be communicated to the board as set out in the Corporate Governance section of this proxy statement under the heading “Communication.”

Pension Committee. The pension committee met once in 2004 and was dissolved on October 26, 2004.

The board of directors establishes special board committees from time to time, determining such committees’ specific functions as they are established. The board and its committees occasionally take action by unanimous written consent in lieu of a meeting.

MEETINGS OF THE BOARD

The board of directors held four regular meetings and five special meetings in 2004. Each director attended at least 75 percent of the total meetings of the board and of board committees of which he or she was a member.

DIRECTOR COMPENSATION

In May 2003, the board of directors voted to compensate non-employee directors with a mix of shares and cash. Under this policy, in 2004, Mr. Slack, Chairman of the Board, was granted 15,000 restricted shares (an annual award) and an annual cash retainer of $100,000 (payable quarterly). The other non-employee directors each received an annual restricted share grant of 10,000 shares, an annual retainer of $27,500 (payable quarterly) and meeting fees of $1,250 per meeting attended. Mr. Fisher received an additional cash retainer of $10,000 (payable quarterly) for serving as chairman of the audit committee. Ms. Hesse, chairman of the nominating and corporate governance committee, and Mr. Fisher, chairman of the pension committee, each received an additional annual retainer of $4,000 (payable quarterly) for serving as committee chairs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is composed of the directors named as signatories to the “Report on Executive Compensation” below. No director has any direct or indirect material interest in or relationship with Terra other than shareholdings as discussed above and as related to his or her position as a director, except as described under the caption “Certain Relationships and Related Transactions.” During 2004, no officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra’s board.

EQUITY SECURITY OWNERSHIP

Principal shareholders. The following table shows the ownership of Terra securities as of February 16, 2005 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to the Securities and Exchange Commission (“SEC”) by or on behalf of such persons:

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership 1/	Percentage of class
Perry Corp. and affiliates 2/ 599 Lexington Avenue New York, NY 10022	Common Shares	10,887,655 sole voting and investment power	11.7%

SAB Capital Partners, L.P. and affiliates 3/ 712 Fifth Avenue, 42nd Floor New York, NY 10019	Common Shares	6,750,000 shared voting and investment power	8.7%

Dimensional Fund Advisors Inc. 4/ 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	Common Shares	5,891,525 sole voting and investment power	6.3%

Barclays Global Investors, NA and affiliates 5/ 45 Fremont Street San Francisco, CA 94105	Common Shares	5,489,126 sole investment power (5,210,309 of which sole voting power)	5.9%

Seneca Capital, L.P. and affiliates 6/ 950 Third Avenue, 29th Floor New York, NY 1002	Common Shares	5,000,000 shared voting and investment power	5.4%

1/	The number of common shares listed does not include shares of Series A preferred and Series B preferred.

2/	Includes common shares held for the accounts of two or more private investment funds for which Perry Corp. acts as general partner and/or investment advisor. The number of common shares also includes a certain number of unissued shares that are subject to reduction prior to issuance. The amount of the reduction will be based on final working capital and indemnity adjustments.

3/	Includes 3,020,065 common shares held by SAB Capital Partners, L.P. and 3,729,935 common shares held by SAB Overseas Fund, Ltd. SAB Capital Advisors, L.L.C. as general partner of SAB Capital Partners, L.P., SAB Overseas Capital Management, L.P. as investment manager to SAB Overseas Fund, Ltd., SAB Capital Management, L.L.C. as general partner of SAB Overseas Capital Management, L.P. and Scott A. Bommer as managing member of SAB Capital Advisors, L.L.C. and of SAB Capital Management, L.L.C. may be deemed beneficial owners of the common shares held by SAB Capital Partners, L.P. and SAB Overseas Fund, Ltd.

4/	All securities reported are owned by advisory clients of Dimensional Fund Advisors Inc., no one of which, to the knowledge of Dimensional Fund Advisors, Inc., owns more than 5% of the class. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such securities.

5/	Includes 4,717,061 common shares held by Barclays Global Investors, NA 558,065 common shares held by Barclays Global Fund Advisors, and 214,000 common shares held by Palomino Limited.

6/	Includes 1,600,000 common shares held by Seneca Capital, L.P. and 3,400,000 common shares held by Seneca Capital International, Ltd. Douglas A. Hirsch has sole power to vote and control disposition of the shares held by Seneca Capital, L.P. and Seneca International Ltd., because he is the managing member of each of Seneca Capital Advisors, L.L.C. (the general partner of Seneca Capital, L.P.) and Seneca Capital Investments, L.L.C. (the investment advisor of Seneca Capital International, Ltd.).

Directors and Officers. The following table shows, as of February 16, 2005, the number of Terra common shares owned by (1) each director; (2) Terra’s chief executive officer (who is also a director); (3) the four other most highly-compensated executive officers; and (4) all directors and executive officers as a group.

Name	Number of Common Shares Beneficially Owned 1/
M.L. Bennett	571,715
D.E. Fisher	48,800
D.A. Fraser	20,000
M.O. Hesse	31,128
P.S. Janson	10,000
M.A. Kalafut	149,510
F.G. Meyer	449,153
W.M. Rosenbury	447,933
R.S. Sanders Jr.	106,575
H.R. Slack	82,250
P. Thompson	99,500
Directors and all executive officers as a group (14 persons)	2,268,027

1/	Each director or executive officer has sole voting and investment power over the shares shown as beneficially owned. Each director and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 2.4% of Terra’s issued and outstanding common shares. These share numbers include ownership of restricted common shares, which is subject to certain vesting conditions, and shares held under Terra’s Employees’ Savings and Investment Plan.

The shares shown above also include shares acquirable pursuant to stock options, which are currently exercisable. Upon such exercise, the option holders would acquire shares as follows: Mr. Bennett (136,000); Mr. Fisher (18,000); Mr. Kalafut (18,700); Mr. Meyer (100,000); Mr. Rosenbury (90,000); Mr. Sanders (7,100); Mr. Slack (20,000); and all directors and executive officers as a group (457,600). Until the options are exercised, these individuals will neither have voting nor investment power over the underlying common shares but only have the right to acquire beneficial ownership of the shares through exercise of their respective options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Terra’s executive officers, directors and beneficial owners of more than 10 percent of Terra’s common shares to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the shares with the SEC and the NYSE. Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. All of Terra’s executive officers, directors and beneficial owners of more than 10 percent of Terra’s common shares have filed all reports required under Section 16(a) during and with respect to 2004 in a timely manner except one Form 4 which was filed late by Mr. Slack. This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra’s executive officers and directors.

Executive Compensation and Other Information

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides a summary of compensation paid or accrued by Terra to or on behalf of certain Terra executive officers. These officers include Mr. Bennett, Terra’s Chief Executive Officer, plus Terra’s four other most highly compensated executive officers. These executive officers are those in office as of December 31, 2004 and are collectively referred to below as the “named executive officers.” Compensation information is provided for the years 2004, 2003 and 2002.

Summary Compensation Table

Annual Compensation					Long-Term Compensation		All Other Compensation5/
Name and Principal Position	Year	Salary1/	Bonus2/	Other Annual Compensation3/	Restricted Share Award(s)4/	Securities Underlying Options
Michael L. Bennett President and Chief Executive Officer	2004 2003 2002	$387,692 375,000 375,000	$500,000 — —	$4,096 3,582 3,314	$479,2006/ 143,0007/ 183,0008/	— — —	$10,472 9,150 8,850
Mark A. Kalafut Vice President, General Counsel and Corporate Secretary	2004 2003 2002	198,462 190,000 187,692	110,000 — —	3,531 3,885 2,822	209,6506/ 71,5007/ 54,9008/	— — —	9,526 4,577 8,658
Francis G. Meyer Senior Vice President and Chief Financial Officer	2004 2003 2002	281,154 260,000 259,108	200,000 — —	2,891 2,934 2,934	359,4006/ 85,8007/ 73,2008/	— — —	10,416 6,389 8,851
W. Mark Rosenbury Senior Vice President and Chief Administrative Officer	2004 2003 2002	237,615 230,000 229,015	145,000 — —	3,727 3,450 2,901	179,7006/ 71,5007/ 73,2008/	— — —	10,431 5,469 8,831
Richard S. Sanders Jr. Vice President, Manufacturing	2004 2003 2002	174,231 149,941 153,690	110,000 901 5,738	2,744 — —	149,7506/ 50,5007/ 18,3008/	— — —	7,694 2,908 5,754

1/	“Salary” for all years includes amounts deferred at the election of the named executive officer under Terra’s Employees’ Savings and Investment Plan and Supplemental Deferred Compensation Plan.

2/	“Bonus” includes, for the applicable year of service, amounts awarded under Terra’s Incentive Award Program for Officers and Key Employees and includes portions thereof deferred at the election of the named executive officer under Terra’s Supplemental Deferred Compensation Plan. Bonuses earned in one year are paid in the following year. Each year shown therefore indicates the salary earned and paid in that year and any bonus earned in that year and paid in the next year.

3/	“Other Annual Compensation” includes tax reimbursements or “gross-ups” with respect to certain perquisites provided to the named executive officers. While the named executive officers receive certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus, and are not included in the table.

4/	This item shows the grant date value of restricted share awards. The number of such shares still subject to restriction and the value thereof (shown in parenthesis), at December 31, 2004 by each of the named executive officers is: Mr. Bennett: 280,000 ($2,486,400); Mr. Kalafut: 115,000 ($1,021,200); Mr. Meyer: 160,000 ($1,420,800); Mr. Rosenbury: 120,000 ($1,065,600) and Mr. Sanders: 70,000 ($621,600). During the restricted period, a holder of restricted shares is entitled to all benefits incidental to ownership of Terra common shares, including voting such shares and receiving such dividends as from time to time may be declared by the board of directors.

5/	“All Other Compensation” for 2004 comprises amounts contributed, allocated or accrued for the named executive officers under Terra’s Employees’ Savings and Investment Plan in 2004: Mr. Bennett $10,472, Mr. Kalafut $9,526, Mr. Meyer $10,416, Mr. Rosenbury $10,431, and Mr. Sanders $7,694.

6/	On July 27, 2004, Terra’s board of directors approved, as recommended by its compensation committee, the grant of the following restricted shares under Terra’s Stock Incentive Plan of 2002: 80,000 to Mr. Bennett; 35,000 to Mr. Kalafut; 60,000 to Mr. Meyer; 30,000 to Mr. Rosenbury and 25,000 to Mr. Sanders. The NYSE closing price per common share on the date of the award was $5.99. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of the award (i.e. July 30, 2007) or (ii) specified changes in control or ownership of Terra (as defined by the award).

7/	On July 29, 2003, Terra’s board of directors approved, as recommended by its compensation committee, the grant of the following restricted shares under Terra’s Stock Incentive Plan of 2002: 100,000 to Mr. Bennett; 50,000 to Mr. Kalafut; 60,000 to Mr. Meyer; 50,000 to Mr. Rosenbury and 35,000 to Mr. Sanders. The NYSE closing price per common share on the date of the award was $1.43. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of the award (i.e. July 31, 2006) or (ii) specified changes in control or ownership of Terra (as defined by the award).

8/	On July 30, 2002, Terra’s board of directors approved, as recommended by its personnel committee, the grant of the following restricted shares under Terra’s Stock Incentive Plan of 2002: 100,000 to Mr. Bennett; 30,000 to Mr. Kalafut; 40,000 to Mr. Meyer; 40,000 to Mr. Rosenbury; and 10,000 to Mr. Sanders. The NYSE closing price per common share on the date of the award was $1.83. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of the award (i.e. July 31, 2005) or (ii) specified changes in control or ownership of Terra (as defined by the award).

Option Exercises and Year-End Value Table

The following table provides information concerning the exercise of stock options during 2004 as well as the number and value of unexercised options to purchase Terra common shares granted under Terra’s stock incentive plans. No options were granted in 2004.

Aggregated Option Exercises in Last Fiscal Year and December 31, 2004 Option Values

Name	Number of Shares Acquired on Exercise in 2004	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised in-the-Money Options at December 31, 2004 1/
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Bennett	-0-	-0-	136,000	-0-	$1,207,680	-0-
Mark A. Kalafut	4,000	25,800	18,700	-0-	-0-	-0-
Francis G. Meyer	-0-	-0-	100,000	-0-	$888,000	-0-
W. Mark Rosenbury	-0-	-0-	90,000	-0-	$799,200	-0-
Richard S. Sanders Jr.	-0-	-0-	7,100	-0-	-0-	-0-

1/	Based on the closing price per share on the New York Stock Exchange—Composite Transaction of Terra common shares on December 31, 2004 ($8.88).

Pension Plan Tables

The following table shows for Mr. Rosenbury and certain other employees the estimated annual retirement benefit payable on a straight life annuity basis under the Employees’ Retirement Plan (the “Retirement Plan”) and Terra’s Excess Benefit Plan (the “Excess Benefit Plan”), on a non-contributory basis, at various levels of accrued service and compensation, and assuming retirement in 2004.

Average Compensation	Annual Benefits Upon Normal Retirement with Years of Credited Service
	5	10	15	20	25	30
$150,000	$11,736	$23,473	$35,209	$47,946	$58,682	$70,419
$250,000	$20,486	$40,973	$61,459	$81,946	$102,432	$122,919
$500,000	$42,361	$84,723	$127,084	$169,446	$211,807	$254,169
$750,000	$64,236	$128,473	$192,709	$256,946	$321,182	$385,419
$1,000,000	$86,111	$172,223	$258,334	$344,446	$430,557	$516,669

Average Compensation (as defined under the Retirement Plan) as of December 31, 2004 for Mr. Rosenbury was $370,936. The estimated credited years of service under the retirement plan for Mr. Rosenbury was 17.

Certain other Terra executive officers and employees, including Messrs. Bennett, Kalafut, Meyer and Sanders, are entitled to the estimated annual retirement benefit (payable on a straight life annuity basis) under the Retirement Plan and Excess Benefit Plan as set forth in the following table:

Average Compensation	Annual Benefits Upon Normal Retirement with Years of Credited Service
	5	10	15	20	25	30
$150,000	$10,236	$20,473	$30,709	$40,946	$51,182	$61,419
$250,000	$17,986	$35,973	$53,959	$71,946	$89,932	$107,919
$500,000	$37,361	$74,723	$112,084	$149,446	$187,807	$224,169
$750,000	$56,736	$113,473	$170,209	$226,946	$283,682	$340,419
$1,000,000	$76,111	$152,223	$228,334	$304,446	$380,557	$456,669

Average Compensation (as defined under the Retirement Plan) as of December 31, 2004 for Mr. Bennett was $378,964; for Mr. Kalafut $176,106; for Mr. Meyer $311,029; and for Mr. Sanders $141,692. The estimated credited years of service under the Retirement Plan for each officer was as follows: Mr. Bennett—31; Mr. Kalafut—15; Mr. Meyer—22; and Mr. Sanders—11.

“Compensation” under the Retirement Plan includes the total salary and wages paid to a participant, including bonuses through 2003, overtime, commissions and elective contributions made by Terra on behalf of the participant pursuant to Internal Revenue Code (the “Code”) sections 401(k) or 125. Covered earnings are limited by Section 401(a)(17) of the Code to $200,000 in 2003. The above benefits are subject to the limitations of Section 415 of the Code, which provides for a maximum annual payment of approximately $165,000 in 2004. Under the Excess Benefit Plan, however, Terra will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the retirement Plan but for such limitations. “Compensation” under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan.

EMPLOYEE CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Terra’s Chief Executive Officer and each of the other named executive officers are party with Terra to an executive retention agreement. Each such agreement provides the executive with certain benefits if his employment is terminated under specified conditions. To receive benefits, the executive must be terminated within two years of a change of control (as defined in the agreement) of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by the executive for good reason.

Benefits for Messrs. Bennett, Kalafut, Meyer, Rosenbury and Sanders under the executive retention agreements include (a) continuation of base salary and bonus for two years; (b) continuation of medical and dental benefits for two years; (c) payment of accrued but unpaid compensation; (d) automatic vesting in Terra’s Excess Benefit Plan with an addition of two years to the credited service level and the age of the participant for purposes of computing the accrued benefits under the Excess Benefit Plan; and (e) certain outplacement services. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Compensation earned from other employment shall not reduce the amounts otherwise payable by Terra. Terra also agreed to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the “excess parachute payment” provisions of the Internal Revenue Code.

PERFORMANCE GRAPH

The SEC requires that a comparative performance graph be included with this proxy statement. A line-graph presentation is required, comparing cumulative, indexed, five-year shareholder returns on specified, hypothetical investments. These investments must include the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by Terra.

Terra has for some years chosen to use a self-selected industry peer group. The peer group used includes companies with market caps roughly similar to Terra’s and who manufacture commodity chemicals, including chemicals other than methanol and nitrogen fertilizers. The Industry Peer Group consists of Agrium, Inc.; Celanese AG; Cytec Industries, Inc.; Georgia Gulf Corporation; Lyondell Chemical Company; Methanex Corporation; Millenium Chemicals Inc.; Mosaic; NOVA Chemicals Corp.; Potash Corporation of Saskatchewan Inc.; Terra Nitrogen Company, L.P.; and Yara North America, Inc.

The graph below assumes an investment of $100 at the close of the last trading day in 1999. Three alternative investments are compared: Terra common shares, the S & P 500 Stock Index, and Industry Peer Group.

	December 31,
	1999	2000	2001	2002	2003	2004
Terra Industries Inc.	100.00	160.00	224.00	97.92	211.84	568.32
S&P 500 Stock Index	100.00	90.90	80.09	62.39	80.29	89.03
Industry Peer Group	100.00	115.90	106.88	112.56	159.92	252.46

This graph may not be regarded as part of any Terra filing made under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This is true even if such filings contain statements incorporating this proxy by general reference. This graph can only be regarded as filed under these laws by a statement specifically incorporating this information into such filing.

Compensation Committee

REPORT ON EXECUTIVE COMPENSATION

General Policy

The board of directors’ compensation committee administers Terra’s executive compensation. A description of the committee and its 2004 activities appears on page 6. The committee has retained an independent consultant to assist the committee in fulfilling its responsibilities.

Terra’s compensation policy is designed to retain and motivate executive officers and other employees who are capable of leading Terra in achieving its business objectives and creating shareholder value. Terra’s executive compensation program is designed to:

(1) be competitive with companies of similar size and in similar businesses;

(2) be tied to company and employee performance; and

(3) align executive compensation with shareholder interests.

The three elements of Terra’s executive compensation program are base salary, annual incentive awards and long-term incentive compensation. Annual incentive awards are made under Terra’s Incentive Award Program for Officers and Key Employees (the “Key Executive Plan”). Long-term incentive compensation may consist of stock options, restricted shares or other award opportunities offered under Terra’s shareholder-approved stock incentive plans (the “Long-Term Plans”). As an executive officer’s level of responsibility increases, a greater portion of his or her total compensation is based on annual and long-term incentive compensation and less on base salary.

The compensation of Terra executive officers is compared with that offered by a compensation peer group to executives with comparable experience and responsibilities. The compensation peer group is composed of companies of similar size or market capitalization to Terra and engaged in businesses similar to Terra’s. The compensation peer group, which was independently selected by an outside consultant, includes the following companies: Agrium, Albermarle, Cytec Industries, Ferro, Georgia Gulf, H.B. Fuller, Methanex, Mosaic, NL Industries, Potash Corporation of Saskatchewan, Scott’s, Sigma-Aldrich, and Valspar. Six of these companies are included in the industry peer group selected for the comparative performance graph on page 14.

The Internal Revenue code limits the ability of Terra to deduct from taxable income compensation paid to any executive in excess of $1 million. In the event compensation for any Terra executive exceeds this $1 million threshold, the compensation committee will balance the benefits of tax deductibility with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the compensation committee may take actions it deems to be in the best interest of Terra shareholders, including: (1) provide non-deductible compensation above the $1 million threshold; (2) require the executive to defer a portion of bonus or other compensation in excess of this threshold to a time when payment may be deductible by Terra; and/or (3) modify Terra compensation programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

Changes in the base salaries of executive officers (other than Mr. Bennett) are reviewed by the committee annually with Mr. Bennett and the Senior Vice President and Chief Administrative Officer and are largely based on the officer’s performance and contribution to Terra and the compensation peer group comparison. Mr. Bennett’s base salary is determined by the compensation committee in private session as described below.

Annual Incentive Awards

In making annual incentive awards, the compensation committee reviews the Key Executive Plan in the first quarter of each year. At that time, the committee approves an incentive award pool that is the sum of specified target amounts for each participant. The target amounts are generally 15% to 40% of the participant’s base salary, except for Mr. Bennett whose target amount is 70% of his base salary. The incentive award pool is funded at the end of each year at anywhere from 0% to 200% of the targeted amounts.

In 2004, the Plan allowed for up to 50% of the aggregate target amounts to be funded at the compensation committee’s discretion based on the participants meeting specific personal goals. Funding above 50% required that Terra achieve net income from continuing operations of $20 million. The 2004 plan would be funded at 200% of targeted amounts if Terra’s income from continuing operations reached $95 million. At the compensation committee’s discretion, it may award individual or aggregate bonuses that are more or less than the funding calculated under the Plan’s formula.

Under the 2004 Key Executive Plan, 39 Terra executives, in addition to Mr. Bennett, with aggregated targeted amounts of approximately $1.2 million participated in the plan. Terra’s 2004 financial performance was 145% of target. Given Terra’s significant 2004 achievements, including the acquisition of Mississippi Chemical Corporation, the issuance of $120 million of preferred shares and the renewal of its credit agreement, the compensation committee awarded payments totaling approximately $1.9 million, or 158% of target, to these 39 participants.

Long Term Awards

Incentive awards under the Long-Term Plans are designed to provide an incentive to executive officers in increasing shareholder value on a sustained basis. Based on various factors, the compensation committee may issue from time to time incentive stock options, non-qualified stock options, restricted shares and phantom shares.

In deciding to grant long-term incentive awards to Terra’s executive officers, the committee recognizes that the value of the awards will:

(1) not be immediately realized,

(2) depend on building profitability and shareholder value after the date of grant, and

(3) provide a continuing incentive to executive officers after the award has actually been earned.

Individual awards take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer.

The compensation committee granted 300,000 restricted shares in 2004 to eight (8) executives, including Mr. Bennett. These shares will vest three years after the grant date, i.e., July 30, 2007. In addition, the compensation committee granted 158,500 phantom share awards to forty-three (43) executives and key employees. These awards will result in cash payments to the participants equal to the number of shares awarded multiplied by the July 30, 2007 closing Terra share price.

CEO Compensation

Base Salary. In determining Mr. Bennett’s base salary, the compensation committee considers several factors. These factors include salaries for comparable positions in companies within the compensation peer group and Mr. Bennett’s tenure in his position.

Annual Incentive Awards. Mr. Bennett’s annual incentive award target amount under the Key Executive Plan was 70% of base salary. Mr. Bennett was awarded $500,000 of incentive compensation, or 183% of his targeted bonus, for his 2004 performance. This award was based on Terra’s 2004 income from continuing operations and Mr. Bennett’s accomplishments in strengthening Terra’s financial condition and increasing its scale. Mr. Bennett received no bonus for 2003, 2002 or 2001.

Long Term Awards. The compensation committee made a long-term incentive award to Mr. Bennett in 2004. Several factors were considered in making this award, including the value of awards typically given chief executive officers of companies in the compensation peer group. The size and form of the award was consistent with awards made to Terra’s other executive officers. As a result, in July 2004 Mr. Bennett was granted 80,000 restricted shares. These shares will vest three years after the grant date, i.e., July 30, 2007.

Conclusion

The committee believes that the company’s executive compensation programs effectively tie executive compensation to the performance of the company and to shareholder value.

The Compensation Committee	D.A. Fraser, Chairman
of the Board of Directors	D.E. Fisher
of Terra Industries Inc.	P.S. Janson

Audit Committee Report

The responsibilities of the audit committee, which are set forth in the audit committee charter adopted by the board of directors, include providing oversight to Terra’s financial reporting process through periodic meetings with Terra’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Terra management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The audit committee, in carrying out its role, relies on Terra’s senior management, including its senior financial management, its internal audit function, and its independent auditors.

The audit committee appointed Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2005 and recommends that shareholders vote in favor of “Proposal 2: Ratification of Selection of Independent Accountants” below.

We have reviewed and discussed with senior management Terra’s audited financial statements included in the 2004 Annual Report to Shareholders. Management has confirmed to us that the data in such financial statements (i) has been prepared with integrity and objectivity and is management’s responsibility, and (ii) has been prepared in conformity with generally accepted accounting principles.

We have discussed with Deloitte & Touche LLP, Terra’s independent auditors, the matters required to be discussed by Statement of Audit Standard No. 61 (“SAS 61”) Communications with Audit Committees. SAS 61 requires Terra’s independent auditors to provide us with additional information regarding the scope and results of their audit of Terra’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche and Terra that in their professional judgment may reasonably be thought to bear on independence. Deloitte & Touche has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the federal securities laws. Deloitte & Touche have also discussed with us its findings related to its review of Terra’s internal control procedures as required by Section 404 of the Sarbanes-Oxley Act.

Based on the review and discussions described above with respect to Terra’s audited financial statements included in Terra’s 2004 Annual Report to Shareholders, we have recommended to the board of directors that such financial statements be included in Terra’s Annual Report on Form 10-K for filing with the SEC.

The audit committee has a policy concerning the approval of audit and non-audit services to be provided by Terra’s independent auditors. A copy of this policy can be found in Terra’s Audit Committee Charter on our website at www.terraindustries.com in the Investor Information section, Charters and Guidelines. The policy requires that all services provided by Terra’s independent auditors to Terra, including audit services and permitted audit-related and non-audit related services, be pre-approved by the audit committee.

In giving our recommendation to the board of directors, we have relied on (i) management’s representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra’s independent auditors with respect to such financial statements.

The Audit Committee	D.E. Fisher, Chairman
of the Board of Directors	P.S. Janson
of Terra Industries Inc.	M.O. Hesse

Proposal 2: Ratification of Selection of Independent Accountants

The board of directors recommends that the shareholders ratify the audit committee’s selection of Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2005.

It is expected that members of Deloitte will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by shareholders.

PRINCIPAL ACCOUNTANT AUDIT FEES AND SERVICE FEES

The table below describes fees for professional audit services rendered by Deloitte, Terra’s principal accountant, for the audit of Terra’s annual financial statements for the years ended December 31, 2004 and December 31, 2003 and fees billed for other services rendered by Deloitte during those periods.

Type of Fee	2004	2003
Audit Fees 1/	$1,851,546	$658,371
Audit Related Fees 2/	86,315	28,472
Tax Fees 3/	330,626	361,789
All Other Fees		0

Total	$2,268,487	$1,048,632

1/	Audit Fees, including those for statutory audits, include the aggregate fees paid by Terra during the fiscal year indicated for professional services rendered by Deloitte for the audit of Terra’s annual financial statements and review of financial statements included in Terra’s Form 10-Qs. Increases in audit fees in 2004 over 2003 are due primarily to additional costs associated with Sarbanes-Oxley Section 404 compliance efforts ($899,844).

2/	Audit Related Fees include the aggregate fees paid related to audit of the Company’s retirement, savings and investment plans.

3/	Tax Fees include the aggregate fees paid by Terra during the fiscal year indicated for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

The audit committee has advised Terra’s board of directors that it has determined that the non-audit services rendered by Terra’s independent auditors during Terra’s most recent fiscal year are compatible with maintaining such auditors’ independence.

The board of directors intends to introduce at the annual meeting the following resolution:

RESOLVED, that selection by the audit committee of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2005 be, and it hereby is, ratified.

To ratify the audit committee’s selection of independent accountants, over half of the votes cast “for” or “against” such ratification must be cast “for.” Abstentions and broker non-votes will not be counted as a vote with respect to this proposal.

The board of directors recommends that you vote FOR the ratification of the audit committee’s selection of independent accountants.

Proposals 3 and 4: Authorize Issuance of Common Shares

Related to MCC Acquisition

Summary

As part of the consideration in our recent acquisition of Mississippi Chemical Corporation (“MCC”), we issued preferred shares that are redeemable at our option for a maximum of 3,044,368 common shares or cash. We also granted warrants to our financing sources to purchase 4,000,000 common shares. Under applicable New York Stock Exchange rules, we must receive shareholder approval before issuing the common shares in redemption of those preferred shares and upon exercise of those warrants. As described below, if we are unable to issue those common shares, we must satisfy those obligations with cash. Satisfying those obligations in cash could have an adverse effect on our liquidity. Moreover, there can be no assurance that we would be permitted to satisfy those obligations in cash under our credit facilities or indentures. Accordingly, our board of directors urges you to vote in favor of Proposals 3 and 4.

Background of the Proposals

On December 21, 2004, Terra Industries Inc. acquired MCC through a bankruptcy court approved plan of reorganization. The consideration in the MCC acquisition consisted of:

•	14,995,105 of our common shares, representing 19.2% of our common shares outstanding prior to the transaction;

•	245,985 Series B Cumulative Redeemable Preferred Shares; and

•	assumed debt of $125 million.

Also, in connection with the MCC acquisition, we entered into financing arrangements that included granting warrants to purchase 4,000,000 of our common shares at $5.48 per share to our financing sources, subject to our right to settle the warrants with cash in the amount of the difference between the exercise price ($5.48) and the average closing price for the ten trading days preceding exercise.

It is our choice as to whether we redeem the Series B Preferred with our common shares or for cash. Similarly, we can choose whether to deliver common shares or cash upon exercise of the warrants. If we choose to issue common shares in redemption of the Series B Preferred or upon exercise of the warrants, the number of common shares we would issue, when combined with the common shares previously issued in connection with the MCC acquisition, would be greater than 20% of our common shares outstanding prior to the MCC acquisition. Under the New York Stock Exchange rules described below, issuing this number of shares requires shareholder approval.

The NYSE Approval Requirement

New York Stock Exchange Rule 312.03(c) generally requires shareholder approval for the issuance of common shares, or securities convertible into or exercisable for common shares, in any transaction or series of related transactions if the common shares when issued would have voting power equal to or in excess of 20% of the common shares outstanding prior to such issuance. As stated above, if we choose to issue common shares in redemption of the Series B Preferred or upon exercise of the warrants, the number of common shares we would issue, when combined with the common shares previously issued in connection with the MCC acquisition, would be greater than 20% of our common shares outstanding prior to the MCC acquisition. When we issued the Series B Preferred, we agreed that we would seek shareholder approval for the issuance of common shares in redemption of the Series B Preferred.

The NYSE has approved the listing of the common shares that would be used to redeem the Series B Preferred and issued on exercise of the warrants, subject to shareholder approval of the Proposals 3 and 4.

The Proposals

We are requesting that you consider and act upon:

•	Proposal 3—to approve our issuance of up to a maximum of 3,044,368 common shares in redemption of the Series B Preferred; and

•	Proposal 4—to approve our issuance of 4,000,000 common shares upon exercise of the warrants.

Effects of Approval

If we receive your approval for the issuance of common shares in redemption of the Series B Preferred, we will redeem each outstanding share of Series B Preferred for a number of common shares with a value equal to the $100 liquidation preference divided by $8.08, which would result in the issuance of up to a maximum of 3,044,368 common shares. If Proposal 3 is approved, the issuance of the common shares issued in redemption of the Series B Preferred will not be registered under the Securities Act of 1933, as such issuance is exempt under section 1145 of the U.S. Bankruptcy Code, and such shares are freely transferable by the recipients thereof (subject to certain limitations for our affiliates). Such shares will be listed on the NYSE. We also entered into a registration rights agreement in connection with the MCC acquisition providing for the registration of these and the other common shares issued in the MCC acquisition under certain circumstances.

If we receive your approval for the issuance of common shares upon exercise of the warrants (Proposal 4), we will issue common shares to the holders of the warrants only upon exercise. The warrants have a five-year term, and they can be exercised at any time during that term. The common shares issued upon exercise of the warrants will be registered under the Securities Act of 1933.

The common shares issued in redemption of the Series B Preferred and upon exercise of the warrants would dilute the percentage ownership of the holders of common shares currently outstanding, and their resale could have an adverse effect on the trading price of our common shares.

Effects of Failure to Approve

The failure to authorize our issuance of the common shares in redemption of the Series B Preferred or upon exercise of the warrants would have no effect on the MCC acquisition or our issuance of the Series B Preferred or the warrants, but would preclude our redemption of the Series B Preferred for common shares and our delivery of common shares upon exercise of the warrants.

If we do not redeem the Series B Preferred for common shares, we must either pay the dividends on those shares in cash as described below and pay their liquidation preference in cash at maturity, or redeem the Series B Preferred for cash. If we do not issue common shares upon exercise of the warrants, we are obligated to pay cash in the amount of the difference between the exercise price ($5.48) and the average closing price for the ten trading days preceding exercise.

In the event that shareholders fail to authorize our issuance of the common shares in redemption of the Series B Preferred and upon exercise of the warrants, then under the terms of our existing debt instruments we would need waivers to pay dividends on and the liquidation preference of the Series B Preferred in cash, redeem the Series B Preferred for cash and pay cash in settlement of the exercise of the warrants.

The proposals to issue common shares related to the acquisition of Mississippi Chemical Corporation must receive the affirmative vote of a majority of our outstanding common shares entitled to vote on the proposals and present in person or by proxy at the annual meeting to be authorized. Abstentions with respect to these proposals are treated as shares present or represented. Accordingly, an abstention will have the effect of a negative vote.

The board of directors recommends that you vote FOR authorization of the issuance of common shares in redemption of the Series B Preferred (Proposal 3) and upon exercise of the warrants (Proposal 4).

Interests of Certain Persons

In considering the recommendation of the board of directors to authorize the issuance of our common shares in redemption of the Series B Preferred and upon exercise of the warrants, you should be aware that affiliates of Perry Corp., beneficial owner of approximately 11.7% of our outstanding common shares, own shares of Series B Preferred and warrants. See the section entitled “Equity Security Ownership – Principal Shareholders” found on page 8 of this proxy statement for information on the beneficial ownership of our securities. If this proposal is approved, affiliates of Perry Corp. will receive additional common shares in redemption of its Series B Preferred and upon exercise of its warrants. As discussed above in the section entitled “Effects of Approval,” the newly issued common shares will be listed on the New York Stock Exchange, and therefore, will be a more liquid security than the shares of the Series B Preferred and the warrants.

Description of Series B Preferred

Liquidation Preference. Each share of Series B Preferred is entitled to a $100 liquidation preference.

Dividend Rights. If the shares of Series B Preferred are redeemed for cash, each share will be entitled to receive cumulative dividends on the $100 liquidation preference plus accrued but unpaid dividends fixed at 175 basis point over the trading yield of Terra’s existing 11.5% Second Priority Senior Secured Notes, due 2010, computed on October 21, 2005. If the shares of Series B Preferred are redeemed for common shares, the holders of the Series B Preferred will not be entitled to dividends.

Redemption. The Series B Preferred may be redeemed, at Terra’s option, anytime on or before October 21, 2005 for common shares as described above under the subheading “Effects of Approval” or for cash equal to the value of such common shares at the time of redemption. If we do not redeem the Series B Preferred on or before October 21, 2005, we will be unable to redeem the Series B Preferred until three years after such time. After such three-year period, we may redeem the Series B Preferred for cash in an amount equal to the liquidation preference, plus accrued but unpaid dividends thereon.

Voting Rights. The shares of Series B Preferred are not entitled to voting rights, except as required by applicable law.

The terms of the Series B Preferred are complex and are only briefly summarized above. Shareholders desiring further information should read the Articles Supplementary governing the Series B Preferred, filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 27, 2004.

Description of Warrants

Exercise Price. $5.48 per common share.

Expiration. December 21, 2009 (five years from the date of issuance).

Cash Pay Option. In the absence of shareholder approval for the issuance of common shares upon the exercise of warrants, we are obligated to pay cash in the amount of the difference between the exercise price and the average closing price for the ten trading days preceding exercise.

The terms of the warrants are complex and are only briefly summarized above. Shareholders desiring further information should read the Warrant Agreement governing the warrants, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Certain Relationships and Related Transactions

On August 6, 2004, in connection with the private placement by Taurus Investments S.A., a subsidiary of Anglo American plc and Terra’s largest shareholder, of 12,500,000 shares of Terra’s common stock to several investors, Terra entered into a registration rights agreement with Taurus Investments S.A. and such investors pursuant to which Terra agreed to, among other things, use its best efforts to file a shelf registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), for the sale by Taurus Investments S.A. of its remaining Terra shares and the resale by such investors of their Terra shares. Taurus Investments S.A. subsequently sold its remaining shares as described below in a private placement. Terra filed such shelf registration statement for the resale by such investors of their shares and such registration statement has been declared effective under the Securities Act. Taurus Investments S.A. agreed to reimburse Terra’s costs of such registration up to $200,000. The investors who purchased from Taurus Investments S.A. included Perry Partners, L.P. and Perry Partners International, Inc., both of which are affiliates of Perry Corp. Perry Corp. is currently the beneficial owner of approximately 11.7% of Terra’s outstanding common shares. See the section entitled “Equity Security Ownership-Principal Stockholders” for information on the beneficial ownership of Terra’s securities.

On December 16, 2004, in connection with the private placement by Taurus Investments S.A. of its remaining 25,060,725 shares of Terra’s common stock to several investors, Terra entered into a registration rights agreement with such investors pursuant to which Terra agreed, among other things, to use its reasonable best efforts to file a shelf registration statement with respect to such shares. Terra has filed such shelf registration statement. In connection with this transaction, Terra also agreed with the placement agent for such shares that Terra would not, subject to certain exceptions, sell or register under the Securities Act its sale of, any Terra shares or securities convertible, exercisable or exchangeable into such shares until March 15, 2005, and Taurus Investments S.A. agreed with Terra to, among other things, pay Terra $550,000 to cover its costs in connection with such shelf registration. The investors who purchased from Taurus Investments S.A. included affiliates of Perry Corp. Perry Corp. is currently the beneficial owner of approximately 11.7% of Terra’s outstanding common shares. See the section entitled “Equity Security Ownership-Principal Stockholders” for information on the beneficial ownership of Terra’s securities.

On December 21, 2004, in connection with the MCC Acquisition, MCC’s Term Loan, Revolving Credit, Guarantee and Security Agreement, dated July 1, 2004, was amended and Terra and certain of its subsidiaries became guarantors thereunder. Pursuant to the amended loan agreement, MCC repaid approximately $50 million of the loans, the revolving credit portion was cancelled and the credit facility continued as a $125 million term loan. An affiliate of Perry Corp. is co-joint lead arranger and a lender for the loan. In connection with this loan agreement amendment, Terra issued to the lenders thereunder, including the affiliate of Perry Corp., warrants to purchase Terra common shares at $5.48 (subject to anti-dilution adjustments) per share (such exercise price having been agreed to when such amendment was committed to in August 2004). The Perry Corp. affiliate received 1,860,000 of such warrants (covering 1,860,000 common shares). At the same time, Terra entered into a registration rights agreement with the warrantholders under which Terra agreed, among other things, to file a shelf registration statement with respect to such warrants and the common shares underlying them.

Submission of Shareholder Proposals for 2006 Annual Meeting

Shareholder proposals intended for submission at the 2006 annual meeting of shareholders must be received by Terra at its principal executive offices on or before November 16, 2005 to be eligible for inclusion in Terra’s proxy statement and accompanying proxy for such meeting. If a shareholder intends to bring a matter before the 2006 annual meeting of shareholders other than by submitting a proposal for inclusion in the proxy statement, the shareholder must give timely notice to Terra and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, such notice must be received by the Corporate Secretary at Terra’s principal executive offices on or before February 1, 2006.

MISCELLANEOUS

Terra will pay the cost of soliciting proxies. Proxies are solicited through the mail. Certain Terra employees, without additional compensation, may also solicit proxies personally, by telephone or by fax. Terra will reimburse brokers and other persons holding shares in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

Terra has retained an independent proxy solicitation firm, Georgeson Shareholder Communications, Inc. (“Georgeson”), to assist in soliciting proxies, Terra has agreed to pay Georgeson fees for proxy solicitation services in the amount of $10,000. If you have any questions, you may contact Georgeson at 17 State Street, New York, NY 10004, or at 212-805-7000.

A copy of Terra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission (without exhibits) will be made available to shareholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.

March 22, 2005

Appendix A

TERRA INDUSTRIES INC.

ARTICLES SUPPLEMENTARY

TERRA INDUSTRIES INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), at a duly called meeting held on February 16, 2005, adopted resolutions to provide that the Corporation elects to be subject to the provisions of Sections 3-803, 3-804 and 3-805 of the MGCL.

SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Appendix B

MARYLAND General Corporation Law

Title 3 - Corporations in General—Extraordinary Actions

Subtitle 8 - Corporations and Real Estate Investment Trusts—Unsolicited Takeovers

3-801.

(a) In this subtitle the following words have the meanings indicated.

(b) “Acquiring person” means a person who is seeking to acquire control of a corporation.

(c) “Act” includes an omission or failure to act.

(d) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified person.

(e) “Associate”, when used to indicate a relationship with any person, means:

(1) Any corporation or organization (other than the corporation or a subsidiary of the corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

(2) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(3) Any relative or spouse of such person, or any relative of such spouse, who has the same principal residence as such person or who is a director or officer of the corporation or any of its affiliates.

(f) “Beneficial owner”, when used with respect to any stock, means a person:

(1) That, individually or with any of its affiliates or associates, beneficially owns stock, directly or indirectly; or

(2) That, individually or with any of its affiliates or associates, has:

(i) The right to acquire stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

(ii) The right to vote stock pursuant to any agreement, arrangement, or understanding; or

(3) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares of stock.

(g) “Charter” includes the declaration of trust of a real estate investment trust.

(h) “Control”, including the terms “controlling”, “controlled by”, and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by a corporation’s stock creates a presumption of control.

(i) “Corporation” includes a real estate investment trust as defined in Title 8 of this article.

(j) “Director” includes a trustee of a real estate investment trust.

(k) “Equity security” means:

(1) Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;

(2) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

(3) Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

(l) “Real estate investment trust” has the meaning stated in Title 8 of this article.

(m) “Stockholder” includes a shareholder of a real estate investment trust.

(n) “Subsidiary” means any corporation of which stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

3-802.

(a) Notwithstanding any other provision in this article except subsection (b) of this section, this subtitle applies to each corporation that:

(1) Has a class of equity securities registered under the Securities Exchange Act of 1934; and

(2) Elects to be subject to any or all provisions, in whole or in part, of this subtitle by provision in:

(i) Its charter or bylaws; or

(ii) A resolution of its board of directors.

(b)(1) This subtitle applies only to a corporation that has at least three directors who, at the time of any election to become subject to the provisions of this subtitle:

(i) Are not officers or employees of the corporation;

(ii) Are not acquiring persons;

(iii) Are not directors, officers, affiliates, or associates of an acquiring person; and

(iv) Were not nominated or designated as directors by an acquiring person.

(2) A director does not fail to satisfy paragraph (1) of this subsection because the director:

(i) Owns securities issued by the corporation;

(ii) Is entitled to compensation, retirement, severance, or other benefits as a director of the corporation; or

(iii) Might continue to serve as a director of the corporation or become a director of an acquiring person.

(3) This subtitle does not apply to a corporation to the extent that the corporation elects not to be subject to any provision of this subtitle to which it has previously elected to be subject, if the corporation elects not to be subject to the provision in the same manner in which it elected to become subject to the provision, including the satisfaction of subsection (d)(1) of this section, if applicable.

(c) The charter of a corporation may contain a provision or the board of directors may adopt a resolution that prohibits the corporation from electing to be subject to any or all provisions of this subtitle.

(d)(1) A corporation shall file articles supplementary with the Department if:

(i) The corporation elects to be subject to any or all provisions of this subtitle by resolution of the board of directors or bylaw amendment; or

(ii) The board of directors adopts a resolution in accordance with subsection (c) of this section that prohibits the corporation from electing to be subject to any or all provisions of this subtitle.

(2) The articles supplementary shall describe any provision of this subtitle to which the corporation:

(i) Has elected to become subject; or

(ii) May not elect to become subject in accordance with the resolution of the board.

(3) Stockholder approval is not required for the filing of articles supplementary in accordance with paragraph (1) of this subsection.

3-803.

(a)(1) Except as provided in subsection (f) of this section, notwithstanding any provision in the charter or the bylaws of a corporation, before the first annual meeting of stockholders after a corporation elects to be subject to this subtitle, the board of directors shall designate by resolution, from among its members, directors to serve as class I directors, class II directors, and class III directors.

(2) To the extent possible, the classes shall have the same number of directors.

(b) The term of office of the class I directors shall continue until the first annual meeting of stockholders after the date on which the corporation becomes subject to this subtitle and until their successors are elected and qualify.

(c) The term of office of the class II directors shall continue until the second annual meeting of stockholders after the date on which the corporation becomes subject to this subtitle and until their successors are elected and qualify.

(d) The term of office of the class III directors shall continue until the third annual meeting of stockholders following the date on which the corporation becomes subject to this subtitle and until their successors are elected and qualify.

(e) At each annual meeting of the stockholders of a corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until:

(1) The annual meeting of stockholders held in the third year following the year of their election; and

(2) Their successors are elected and qualify.

(f) This subtitle does not limit the power of a corporation by provision in its charter to:

(1) Confer on the holders of any class or series of preference or preferred stock the right to elect one or more directors; and

(2) Designate the terms and voting powers of the directors, which may vary among the directors.

3-804.

(a) Notwithstanding any other lesser proportion of votes required by a provision in the charter or the bylaws, but subject to § 2-406(b)(3) or § 8-205(b)(3) of this article the stockholders of a corporation may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors.

(b) Subject to § 2-402(a) of this article but notwithstanding any provision in the charter or bylaws, the number of directors of a corporation shall be fixed only by vote of the board of directors.

(c)(1) Notwithstanding any provision in the charter or bylaws, this subsection applies to a vacancy that results from:

(i) An increase in the size of the board of directors; or

(ii) The death, resignation, or removal of a director.

(2) Each vacancy on the board of directors of a corporation may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

(3) Any director elected to fill a vacancy shall hold office:

(i) For the remainder of the full term of the class of directors in which the vacancy occurred; and

(ii) Until a successor is elected and qualifies.

3-805.

Notwithstanding any provision in the charter or bylaws, the secretary of a corporation may call a special meeting of stockholders only:

(1) On the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting; and

(2) In accordance with the procedures set forth under § 2-502(b)(2) and (3) and (e) of this article.

TERRA INDUSTRIES INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

ADMISSION TICKET

TO THE

TERRA INDUSTRIES INC.

Annual Meeting of Stockholders

DATE:	Tuesday, May 3, 2005
TIME:	9:00 A.M.
PLACE:	Waldorf Astoria Hotel 301 Park Avenue New York, New York 10022

Note: In order to be admitted to Terra’s Annual Meeting, you will need this

Admission Ticket or proof of ownership of Terra Stock.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	1796

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the following proposals.

The Board of Directors recommends a vote FOR each of the following proposals.

						FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Class I Directors (Please see reverse)	FOR BOTH NOMINEES	WITHHELD FROM BOTH NOMINEES	2.	Ratification of independent accountants	☐	☐	☐	3.	Approval of issuance of common shares upon redemption of preferred shares	☐	☐	☐
		☐	☐

	☐				Change of Address or Comments (on reverse)	☐
For nominee, except vote withheld from the nominee specified above.
		FOR	AGAINST	ABSTAIN	I will attend the Annual Meeting	☐
4.	Approval of issuance of common shares upon exercise of warrants	☐	☐	☐	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:	Signature:	Date:

Terra News and Information

Our goal is to provide interested parties with timely information in an efficient, cost effective manner most convenient to you.

We distribute our news releases and other materials in email, fax and hard copy format. Let us know what materials you’d like to receive and how by:

•	Using the I/R Toolkit on our web site at www.terraindustries.com (Click on “Investor Information”) or

•	Calling us at (800) 831-1002, ext. 6411.

DETACH HERE

PROXY

TERRA INDUSTRIES INC.

Proxy Solicited on Behalf of the Board of Directors

P R O X Y

The undersigned hereby appoints HENRY R. SLACK, MICHAEL L. BENNETT and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 3, 2005, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

Election of Class I Directors, Nominees:

M.L. BENNETT, and

P.S. JANSON

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?